UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __________)

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☐	Definitive Proxy Statement
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☐	Soliciting Materials Pursuant to Rule 14a-12
THE SOUTHERN COMPANY
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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May 14, 2014

The following is sent on behalf of Tom Fanning to Southern Company system employees:

The 2014 Southern Company proxy statement has been distributed to all common stockholders and I would like to ask for your help.

Many Southern Company employees own Southern Company common stock, either through the Employee Savings Plan or some other method of ownership.  Voting your proxy is one of the primary ways in which you, as an investor, can have a voice in matters that are important to the future of our business.

If you are a stockholder, please take an active role in this process and vote your proxy - either by mail, phone or the Internet - as soon as possible.  An email you should have received from THE SOUTHERN COMPANY on or around April 18, 2014, contains a link to the proxy statement and voting instructions.

I encourage you to study the matters to be voted upon in this year’s proxy statement and vote as you see fit.  Each matter is described in detail in the proxy statement.  To further aid you in making an informed decision, additional details will be provided this week in a Southern Today article.

If you have any questions about your proxy statement or the voting process, please contact Opal Shorter at (404) 506-0813 or 8-506-0813.  Thank you for your support.